CALIFORNIA OIL & GAS CORPORATION

2007 NONQUALIFIED STOCK OPTION PLAN

1.	PURPOSE

The purpose of this 2007 Nonqualified Stock Option Plan (the "Plan") is to encourage and enable Directors and Consultants of CALIFORNIA OIL & GAS CORPORATION (the "Company") and its subsidiaries (if any are organized or acquired) to acquire a proprietary interest, or increase their proprietary interest, in the Company through the ownership of Common Stock of the Company. It is also expected that the Plan will encourage qualified persons to accept offers of Directorship with the Company. Pursuant to the Plan, optionees will be offered the opportunity to acquire such Common Stock through the grant of Nonqualified Stock Options.

2.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by a Compensation Committee of the Board of Directors of the Company (the "Committee") consisting of two or more members appointed by the Board.

In administering the Plan, the Committee may adopt rules and regulations for carrying out the Plan which must first be approved by the Board of Directors. The interpretation and decisions made by the Committee with regard to any questions arising under the Plan shall be final and conclusive on all officers and employees of the Company and its subsidiaries.

The Committee shall have the power and authority to designate participants, and to determine the terms and provisions of respective Option agreements (which need not be identical), including the authority to grant to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price lower than provided in the Option so surrendered and cancelled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan.

The term "subsidiary" means any corporation 50% or more of the voting stock of which is owned by the Company or by a subsidiary (as so defined) of the Company.

3.	STOCK RESERVED FOR THE PLAN

Subject to the adjustments provided for in paragraph 8 hereof, a total of 4,000,000 shares of Common Stock ("Common Stock") of the Company shall be subject to the Plan. The shares subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company, and such amount of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Any shares subject to any Option which for any reason expires or is terminated unexercised as to such shares may again be subject to an Option under the Plan.

4.	DESIGNATIONS OF PARTICIPANTS

The persons eligible for participating in the Plan as recipients of Options shall be Directors of the Company, a company wholly-owed by a Director or Consultant, or Consultants of the Company or any of its subsidiaries, henceforth referred to as "Optionee".

5.	OPTION PRICE

The purchase price of each share of Common Stock placed under Option pursuant to the Plan shall be determined by the Board of Directors at time of resolution approving the issuance of the Option to be granted.

6.	OPTION PERIOD
(a)	TERM. The Options granted under this Plan shall be for a term of not more than ten years from the date of the granting of each Option.
(b)

REORGANIZATION, ETC. If the Company is merged reorganized, or consolidated with another corporation while unexercised Options remain outstanding under the Plan, there shall be substituted for the shares subject to the unexercised portions of such outstanding Options an appropriate number of shares of each class of stock or other securities of the merged, reorganized, or consolidated corporation distributed to the holders of the Company's Common Stock in respect of their shares; provided, however, that all such Options may be canceled by the Company as of the effective date of any such merger, reorganization or consolidation or of any dissolution or liquidation of the Company by giving notice of its intention to do so to each holder thereof or his personal representative and by permitting the purchase during a period of not less than thirty days next preceding such effective date of all of the shares subject to such outstanding Options.

7.	EXERCISE OF OPTIONS

The Committee, in granting Options, shall have the discretion to determine the terms upon which such Options shall be exercisable, subject to the applicable provisions of this Plan. In any event, Options shall be subject to the following provisions:

(a)

EXERCISE IN INSTALLMENTS. Except as provided in this Section 7, an Optionee must continue to act in that capacity at all times in order to exercise such Option. Unless the Committee determines otherwise, Options shall be exercisable in installments as follows: 33% exercisable from date of grant; 33% after six (6) months from date of grant; and 34% after 12 months from date of grant. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, in any subsequent period.

(b)

TERMINATION OF AN OPTIONEE WITHOUT CAUSE. The effect of termination without cause of an Optionee's relationship with the Company shall be that any and all unvested Options then held by such Optionee immediately vest and may be exercised at any time within three months after the date of such termination.

(c)	TERMINATION OF AN OPTIONEE FOR CAUSE. If an Optionee is terminated for "cause", then his/her rights under any then outstanding Option shall terminate at the time of such termination. Termination for "cause" shall include, but not be limited to, termination due to the occurrence of any of the following events:

(i)	The Optionee's persistent or excessive use of drugs or alcohol to an extent that such use interferes with the proper performance of his duties to the Company hereunder;
(ii)	The Optionee's misappropriation of funds or property of the Company (as determined by the Company's Board of Directors);
(iii)

The Optionee's gross negligence, willful misconduct, insubordination or habitual neglect of duty in carrying out his duties as a director or consultant (as determined by the Company's Board of Directors); or

(iv)	Non-compliance with any policy of the Company regarding compliance with the Corruption of Foreign Public Officials Act (Canada).
(d)

PAYMENT. The purchase price of the shares as to which an Option is exercised shall be paid in full at the time of exercise. Such purchase price shall be payable in cash. No holder of an Option shall be, or have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares shall have been issued by the Company to such holder.

(e)

GENERAL RESTRICTIONS. Each Option granted under the Plan shall be subject to the requirement that, if at any time the Board of Directors shall determine, in its discretion, that the listing, registration, or qualification of the shares issuable or transferable upon exercise thereof upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or transfer of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

(f)

SPECIAL RESTRICTION. No Option granted under the Plan may be exercised until the Plan has been approved and ratified by the holders of a majority of the voting stock of the Company at a shareholders' meeting or by consent resolution of said majority shareholders. In the event that the Plan is not approved by the shareholders of the Company within one year of the date of its adoption by the Company's Board of Directors, the right to exercise any Option shall terminate.

8.	CAPITAL CHANGE OF THE COMPANY

If the outstanding shares of Common Stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, split-up, combination of shares or recapitalization, the number and kind of shares subject to this Plan or subject to any Options theretofore granted, and the Option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate Option price, provided, however, no adjustment shall be made by reason of the distribution of subscription rights on outstanding stock.

9.	OPTION AGREEMENT

Each Option granted under the Plan shall be evidenced by a written stock Option agreement executed by the Company and accepted by the Optionee, which (a) shall contain each of the provisions and agreements herein specifically required to be contained therein, including, without limitation, in the case of Options granted prior to the approval of the Plan by the shareholders of the Company, a provision specifically indicating that such Option may not be exercised unless and until such approval is obtained, and (b) shall contain such other terms and conditions as the Committee may deem desirable and which are not inconsistent with the Plan, including a representation that the shares of Common Stock will be purchased for investment and not with a view to their distribution, or other representations necessary to comply with federal or state securities laws.

10.	AMENDMENT OF THE PLAN

The Board of Directors shall have the right to amend, suspend or terminate the Plan at any time; provided, however, that no such action shall affect or in any way impair the rights of a Director or Consultant under any Option theretofore granted under the Plan. In addition, unless duly approved by the holders of Common Stock entitled to vote thereon at a meeting (which may be the annual meeting) duly called and held for such purpose, no amendment or change shall be made in the Plan (a) increasing the total number of shares which may be issued or transferred under the Plan (except for adjustments for recapitalization, stock dividends and other changes in corporate structure); (b) changing the minimum purchase price hereinbefore specified for the shares subject to Options; (c) changing the maximum period during which Options may be exercised; or (d) extending the period during which Options may be granted under the Plan.

11.	EFFECTIVE DATE OF THE PLAN

The Plan shall be effective as of November 20, 2007.

12.	DURATION OF THE PLAN

Subject to the provisions of paragraph 6, the Plan shall remain in effect until all shares subject or which may become subject to the Plan shall have been purchased pursuant to the exercise of Options granted under the Plan, provided that no Options may be granted after November 20, 2013.

CW1460982.1